Exhibit 4.3

REPLACEMENT CAPITAL COVENANT, dated as of May 18, 2007 (this “Replacement Capital Covenant”), by Nationwide Financial Services, Inc., a Delaware corporation (together with its successors and assigns, the “Corporation”), in favor of and for the benefit of each Covered Debtholder (as defined below).

RECITALS

A. On the date hereof, the Corporation is issuing $400,000,000 aggregate principal amount of its 6.75% Fixed-to-Floating Rate Junior Subordinated Notes (the “Notes”).

B. This Replacement Capital Covenant is the “Replacement Capital Covenant” referred to in the Prospectus Supplement, dated May 14, 2007, relating to the Notes (the “Prospectus Supplement”).

C. The Corporation is entering into and disclosing the content of this Replacement Capital Covenant in the manner provided below with the intent that the covenants provided for in this Replacement Capital Covenant be enforceable by each Covered Debtholder and that the Corporation be estopped from disregarding the covenants in this Replacement Capital Covenant, in each case to the fullest extent permitted by applicable law.

D. The Corporation acknowledges that reliance by each Covered Debtholder upon the covenants in this Replacement Capital Covenant is reasonable and foreseeable by the Corporation and that, were the Corporation to disregard its covenants in this Replacement Capital Covenant, each Covered Debtholder would have sustained an injury as a result of its reliance on such covenants.

NOW, THEREFORE, the Corporation hereby covenants and agrees as follows in favor of and for the benefit of each Covered Debtholder.

Section 1 Definitions. Capitalized terms used in this Replacement Capital Covenant (including the Recitals) have the meanings set forth in Schedule I hereto.

Section 2. Limitations on Payment, Redemption and Purchase Of Notes. The Corporation hereby promises and covenants to and for the benefit of each Covered Debtholder that the Corporation shall not pay, redeem or purchase (which shall be deemed to include for purposes of this Replacement Capital Covenant defeasance of the Notes pursuant to the terms of the Indenture and the satisfaction and discharge of the Corporation’s obligations under the Indenture), and will not permit its Subsidiaries to pay or purchase, as applicable, all or any part of the Notes on or before the date that is 20 years prior to the Final Maturity Date except to the extent that the principal amount paid or the applicable redemption or purchase price does not exceed the sum of the following amounts raised during the applicable Measurement Period:

(i) the Applicable Percentage of (A) the aggregate amount of net cash proceeds the Corporation and its Subsidiaries have received from the sale of Common Stock and rights to purchase Common Stock (including Common Stock and rights to purchase Common Stock sold pursuant to the Corporation’s dividend reinvestment plan, direct stock purchase plan or employee benefit plans) to Persons other than the Corporation and its Subsidiaries and (B) the Current Price of any Common Stock that the Corporation has issued to Persons other than the Corporation and its Subsidiaries in connection with the conversion of any convertible or exchangeable securities, other than securities for which the Corporation or any of its Subsidiaries has received equity credit from any NRSRO, in each case since the most recent Measurement Date, without double counting proceeds received in any prior Measurement Period; plus

(ii) 100% of the aggregate amount of net cash proceeds the Corporation and its Subsidiaries have received since the most recent Measurement Date (without double counting proceeds received in any prior Measurement Period) from the sale of Mandatorily Convertible Preferred Stock, Debt Exchangeable for Common Equity and Debt Exchangeable for Preferred Equity to Persons other than the Corporation and its Subsidiaries; plus

(iii) 100% of the aggregate amount of net cash proceeds the Corporation and its Subsidiaries have received since the most recent Measurement Date (without double counting proceeds received in any prior Measurement Period) from the sale of Qualifying Capital Securities to Persons other than the Corporation and its Subsidiaries.

Section 3. Covered Debt. (a) The Corporation represents and warrants that the Initial Covered Debt is Eligible Debt.

(b) During the 30-day period immediately preceding any Redesignation Date with respect to the Covered Debt then in effect, the Corporation shall identify the series of Eligible Debt that will become the Covered Debt on and after such Redesignation Date in accordance with the following procedures:

(i) the Corporation shall identify each series of its then outstanding long-term indebtedness for money borrowed that is Eligible Debt;

(ii) if only one series of the Corporation’s then outstanding long-term indebtedness for money borrowed is Eligible Debt, such series

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shall become the Covered Debt commencing on the related Redesignation Date;

(iii) if the Corporation has more than one outstanding series of long-term indebtedness for money borrowed that is Eligible Debt, then the Corporation shall identify the series that has the latest occurring final maturity date as of the date the Corporation is applying the procedures in this Section 3(b) and such series shall become the Covered Debt on the next Redesignation Date;

(iv) the series of outstanding long-term indebtedness for money borrowed that is determined to be Covered Debt pursuant to this Section 3(b) shall be the Covered Debt for purposes of this Replacement Capital Covenant for the period commencing on the related Redesignation Date and continuing to but not including the Redesignation Date as of which a new series of outstanding long-term indebtedness is next determined to be the Covered Debt pursuant to the procedures set forth in this Section 3(b); and

(v) in connection with such identification of a new series of Covered Debt, the Corporation shall give the notice provided for in Section 3(e) below within the time frame provided for in such section.

(c) Notwithstanding any other provisions of this Replacement Capital Covenant, if on any Redesignation Date the Corporation has then outstanding one or more series of Eligible Subordinated Debt, a series of Eligible Subordinated Debt shall be identified as Covered Debt in accordance with Section 3(b) and no Eligible Senior Debt shall then be Covered Debt.

(d) If at any time the Covered Debt is held by a Trust, a holder of the capital securities of such Trust may institute a legal proceeding directly against the Corporation for the enforcement of this Replacement Capital Covenant, and such capital securities shall be deemed to be “Covered Debt” so long as the Covered Debt held by the Trust remains Covered Debt.

(e) Notice. In order to give effect to the intent of the Corporation described in Recital C, the Corporation covenants that

(i) simultaneously with the execution of this Replacement Capital Covenant or as soon as practicable after the date hereof, it shall (A) give notice to the Holders of the Initial Covered Debt, in the manner provided in the indenture relating to the Initial Covered Debt, of this Replacement Capital Covenant and the rights granted to such Holders hereunder and (B) file a copy of this Replacement Capital Covenant with

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the Commission as an exhibit to a Current Report on Form 8-K under the Exchange Act;

(ii) so long as the Corporation is a reporting company under the Exchange Act, the Corporation will include in each annual report filed with the Commission on an Annual Report on Form 10-K under the Exchange Act a description of the covenant set forth in Section 2 and identify the series of long-term indebtedness for borrowed money that is Covered Debt as of the date such Annual Report on Form 10-K is filed with the Commission;

(iii) if a series of the Corporation’s long-term indebtedness for money borrowed (A) becomes Covered Debt or (B) ceases to be Covered Debt pursuant to the procedures set forth in Section 3(b), the Corporation shall give notice of such occurrence within 30 days to the holders of such long-term indebtedness for money borrowed in the manner provided for in the indenture, fiscal agency agreement or other instrument under which such long-term indebtedness for money borrowed was issued and promptly report such change in the Corporation’s next quarterly report, annual report or in a Current Report on Form 8-K under the Exchange Act;

(iv) if, and only if, the Corporation ceases to be a reporting company under the Exchange Act, the Corporation shall (x) post on its website the information otherwise required to be included in Exchange Act filings pursuant to clauses (ii) and (iii) of this Section 3(e) and (y) cause a notice of the execution of this Replacement Capital Covenant to be posted on the Bloomberg screen for the Covered Debt or any successor Bloomberg screen and each similar third-party vendor’s screen the Corporation reasonably believes is appropriate (each an “Investor Screen”) and cause a hyperlink to a definitive copy of this Replacement Capital Covenant to be included on the Investor Screen for each series of Covered Debt, in each case to the extent permitted by Bloomberg or such similar third-party vendor, as the case may be; and

(v) promptly upon request by any Holder of Covered Debt, the Corporation shall provide such Holder with a conformed copy of this Replacement Capital Covenant.

Section 4. Termination, Amendment and Waiver. (a) The obligations of the Corporation pursuant to this Replacement Capital Covenant shall remain in full force and effect until the earliest (the “Termination Date”) to occur of (i) the date that is 20 years prior to the Final Maturity Date; provided that if such date is less than ten years after the Scheduled Redemption Date, the obligations of the Corporation pursuant to this Replacement Capital Covenant shall extend until the

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date that is ten years after the Scheduled Redemption Date, (ii) the date on which all the Notes have been paid, redeemed or purchased in full (in compliance with the terms of this Replacement Capital Covenant), (iii) the date, if any, on which the Holders of a majority of the principal amount of the then effective series of Covered Debt agree in writing to the termination of this Replacement Capital Covenant and the obligations of the Corporation hereunder and (iv) the date on which the Corporation no longer has outstanding any Eligible Senior Debt or Eligible Subordinated Debt (in each case without giving effect to the rating requirement in clause (b) of the definition of each such term). Moreover, if an event of default under the Indenture resulting in an acceleration of the Notes occurs, the Corporation does not have to comply with this Replacement Capital Covenant. From and after the Termination Date, the obligations of the Corporation pursuant to this Replacement Capital Covenant shall be of no further force and effect.

(b) This Replacement Capital Covenant may be amended or supplemented from time to time by a written instrument signed by the Corporation with the consent of the Holders of at least a majority by principal amount then outstanding of the then effective series of Covered Debt, provided that this Replacement Capital Covenant may be amended or supplemented from time to time by a written instrument signed only by the Corporation (and without the consent of any Holder of the then effective series of Covered Debt) (i) where such amendment is not adverse to the Covered Debtholders and an officer of the Corporation has delivered to the Holders of the then effective series of Covered Debt in the manner provided for the delivery of notices in the indenture, fiscal agency agreement or other instrument with respect to such Covered Debt a written certification stating that in his or her determination, such amendment is not adverse to such Holders, (ii) to impose additional restrictions on the types of securities qualifying as Replacement Capital Securities and an officer of the Corporation has delivered to the Holders of the then effective series of Covered Debt in the manner provided for in the indenture, fiscal agency agreement or other instrument with respect to such Covered Debt a written certification to that effect or (iii) to eliminate Common Stock, rights to purchase Common Stock, Debt Exchangeable for Common Equity and/or Mandatorily Convertible Preferred Stock as Replacement Capital Securities if, in the case of this clause (iii), the Corporation has been advised in writing by a nationally recognized independent accounting firm that there is more than an insubstantial risk that the failure to do so would result in a reduction in the Corporation’s earnings per share as calculated for financial reporting purposes.

(c) For purposes of Sections 4(a) and 4(b), the Holders whose consent or agreement is required to terminate, amend or supplement the obligations of the Corporation under this Replacement Capital Covenant shall be the Holders of the then effective Covered Debt as of a record date established by the Corporation

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that is not more than 60 days prior to the date on which the Corporation proposes that such termination, amendment or supplement becomes effective.

Section 5. Miscellaneous. (a) This Replacement Capital Covenant shall be governed by and construed in accordance with the laws of the State of New York.

(b) This Replacement Capital Covenant shall be binding upon the Corporation and its successors and assigns and shall inure to the benefit of the Covered Debtholders as they exist from time to time (it being understood and agreed by the Corporation that any Person who is a Covered Debtholder at the time such Person acquires, holds or sells Covered Debt shall retain its status as a Covered Debtholder for so long as the series of long-term indebtedness for borrowed money owned by such Person is Covered Debt and, if such Person initiates a claim or proceeding to enforce its rights under this Replacement Capital Covenant after the Corporation has violated its covenants in Section 2 and before the series of long-term indebtedness for money borrowed held by such Person is no longer Covered Debt, such Person’s rights under this Replacement Capital Covenant shall not terminate prior to a Termination Date solely by reason of such series of long-term indebtedness for money borrowed no longer being Covered Debt).

(c) All demands, notices, requests and other communications to the Corporation under this Replacement Capital Covenant shall be deemed to have been duly given and made if in writing and (i) if served by personal delivery upon the Corporation, on the day so delivered (or, if such day is not a Business Day, the next succeeding Business Day), (ii) if delivered by registered post or certified mail, return receipt requested, or sent to the Corporation by a national or international courier service, on the date of receipt by the Corporation (or, if such date of receipt is not a Business Day, the next succeeding Business Day) or (iii) if sent by telecopier, on the day telecopied, or if not a Business Day, the next succeeding Business Day; provided that the telecopy is promptly confirmed by telephone confirmation thereof, and in each case to the Corporation at the address set forth below, or at such other address as the Corporation may thereafter notify to Covered Debtholders or post on its website as the address for notices under this Replacement Capital Covenant:

Nationwide Financial Services, Inc.

One Nationwide Plaza

Columbus, OH 43215

Attention: Division General Counsel

Any demand, notice, request or other communication to Covered Debtholders under this Replacement Capital Covenant may be given by the Corporation in any manner contemplated by the indenture, fiscal agency

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agreement or other instrument governing the Covered Debt. For all purposes of this Replacement Capital Covenant, the Corporation may deem and treat the registered Holder of any Covered Debt as the absolute owner of such Covered Debt, and the Corporation shall not be affected by any notice to the contrary. The rights of beneficial owners in any Covered Debt shall be exercised only through the registered Holder of such Covered Debt, and the Corporation may rely and shall be fully protected in relying upon information furnished by such registered Holder. Any demand, notice, request, consent, waiver or other action of a Holder shall bind every future Holder of the same Covered Debt and the Holder of every instrument evidencing Covered Debt issued upon the registration of transfer thereof or in exchange therefor.

(d) In the event of an assumption of the Corporation’s obligations under the indenture, fiscal agency agreement or other instrument governing the Covered Debt by a successor, provided such assumption does not constitute an event of default under such indenture, fiscal agency agreement or other instrument, the Corporation may assign its rights and obligations under this Replacement Capital Covenant to such successor, and upon such assignment to and the assumption of this Replacement Capital Covenant by such successor, such successor shall succeed to and be substituted for the Corporation hereunder with the same effect as if it had been named herein and the Corporation shall be relieved of any further obligation hereunder.

(e) No Covered Debtholder shall have any right to institute any proceeding, judicial or otherwise, with respect to this Replacement Capital Covenant, or for any other remedy with respect to this Replacement Capital Covenant, unless the Corporation shall have failed to comply with its obligations under this Replacement Capital Covenant; it being understood and intended that no one or more of such Covered Debtholders shall have any right in any manner whatever by virtue of, or by availing of, any provision of this Replacement Capital Covenant to affect, disturb or prejudice the rights of any other of such Covered Debtholders, or to obtain or to seek to obtain priority or preference over any other of such Covered Debtholders or to enforce any right under this Replacement Capital Covenant, except in the manner herein provided and for the equal and ratable benefit of all such Covered Debtholders.

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IN WITNESS WHEREOF, the Corporation has caused this Replacement Capital Covenant to be executed by its duly authorized officer, as of the day and year first above written.

NATIONWIDE FINANCIAL SERVICES, INC.

By:
Name:
Title:

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Schedule I

DEFINITIONS

“Alternative Payment Mechanism” means, with respect to any securities or combination of securities (together in this definition, “such securities”), provisions in the related transaction documents requiring the Corporation (i) to issue (or use commercially reasonable efforts to issue) one or more types of APM Qualifying Securities raising eligible proceeds at least equal to the deferred Distributions on such securities and (ii) to apply the proceeds to pay unpaid Distributions on such securities, commencing on the earlier of (x) the first Distribution Date after commencement of a deferral period on which the Corporation pays current Distributions on such securities and (y) the fifth anniversary of the commencement of such deferral period, and that:

(a) define “eligible proceeds” to mean, for purposes of such Alternative Payment Mechanism, the net proceeds (after underwriters’ or placement agents’ fees, commissions or discounts and other expenses relating to the issuance or sale of the relevant securities, where applicable, and including the fair market value of property received by the Corporation or any of its Subsidiaries as consideration for such securities) that the Corporation has received during the 180-day period prior to the related Distribution Date from the issuance of APM Qualifying Securities, up to the Preferred Cap (as defined below) in the case of APM Qualifying Securities that are Qualifying Non-Cumulative Preferred Stock or Mandatorily Convertible Preferred Stock;

(b) permit the Corporation to pay current Distributions on any Distribution Date out of any source of funds but (x) require the Corporation to pay deferred Distributions only out of eligible proceeds and (y) prohibit the Corporation from paying deferred Distributions out of any source of funds other than eligible proceeds (other than following an acceleration of such securities or the occurrence of the final maturity thereof), unless (if the Corporation elects to so provide in the terms of such securities) an Applicable Governmental Authority directs otherwise;

(c) if deferral of Distributions continues for more than one year (or such shorter period as is provided for in the terms of such securities), require the Corporation not to, and to cause its subsidiaries not to, redeem, purchase or pay any of the Corporation’s capital stock or the Corporation’s securities that rank pari passu with or junior to the most senior issuable APM Qualifying Securities until at least one year after all deferred Distributions have been paid (a “share repurchase provision”);

(d) notwithstanding the foregoing provisions, if an Applicable Governmental Authority disapproves the sale of APM Qualifying Securities, may

(if the Corporation elects to so provide in the terms of such securities) permit the Corporation to pay deferred Distributions from any source without a breach of its obligations under the transaction documents;

(e) if an Applicable Governmental Authority does not disapprove the issuance and sale of APM Qualifying Securities but disapproves the use of the proceeds thereof to pay deferred Distributions, may (if the Corporation elects to so provide in the terms of such securities) permit the Corporation to use such proceeds for other purposes and to continue to defer Distributions without a breach of its obligations under the transaction documents; and

(f) permit the Corporation, at its option, to provide that if the Corporation is involved in a merger, consolidation, amalgamation or conveyance, transfer or lease of assets substantially as an entirety to any other person (a “business combination”) where immediately after the consummation of the business combination more than 50% of the voting stock of the surviving entity of the business combination, or the person to whom all or substantially all of the Corporation’s assets are conveyed, transferred or leased, is owned by the shareholders of the other party to the business combination, then clauses (a), (b) and (c) above will not apply to any deferral period that is terminated on the next interest payment date following the date of consummation of the business combination; and

(g) limit the obligation of the Corporation to issue (or use commercially reasonable efforts to issue) APM Qualifying Securities up to:

(i) in the case of APM Qualifying Securities that are Common Stock or rights to purchase Common Stock, an amount from the issuance thereof pursuant to the Alternative Payment Mechanism (including at any point in time from all prior issuances thereof pursuant to the Alternative Payment Mechanism) (A) with respect to deferred Distributions attributable to the first five years of any deferral period equal to 2% of the total number of issued and outstanding shares of Common Stock as of the date of the then most recent publicly available consolidated financial statements of the Corporation (the “Common Cap”); provided (and it being understood) that the Common Cap shall cease to apply to such deferral period by a date (as specified in the related transaction documents) which shall be not later than the ninth anniversary of the commencement of such deferral period and (B) a maximum issuance cap on the issuance of APM Qualifying Securities consisting of Common Stock and rights to purchase Common Stock, in each case to be set at the Corporation’s discretion (the “Share Cap”); provided that such Share Cap will be subject to the Corporation’s agreement to use commercially reasonable efforts to increase the Share Cap when reached to a number of shares of Common Stock that would allow the Corporation to satisfy its obligations with respect to the Alternative Payment Mechanism (i) only to the extent that it can do so and simultaneously satisfy its future fixed or contingent obligations under other securities and derivative instruments that provide for settlement or payment in shares of Common Stock or (ii) if the Corporation cannot increase the Share Cap amount as contemplated in the preceding clause, by requesting its board of directors, subject to its fiduciary duties, to adopt, subject to its fiduciary duties, a resolution for shareholder vote at the next occurring annual shareholders’ meeting to increase the number of shares of the Corporation’s authorized Common Stock for purposes of satisfying the Corporation’s obligations with respect to the Alternative Payment Mechanism, provided that such Share Cap shall not represent a lower proportion of the Corporation’s outstanding shares of Common Stock as of the date of issuance of such APM Qualifying Securities than the Share Cap Amount applicable to the Notes represents as a proportion of the Corporation’s outstanding shares of Common Stock as of the date of the Prospectus Supplement; and

(ii) in the case of APM Qualifying Securities that are Qualifying Non-Cumulative Preferred Stock or Mandatorily Convertible Preferred Stock, an amount from the issuance thereof pursuant to the related Alternative Payment Mechanism (including at any point in time from all prior issuances of Qualifying Non-Cumulative Preferred Stock and unconverted Mandatorily Convertible Preferred Stock pursuant to such Alternative Payment Mechanism) equal to 25% of the principal or stated amount of the securities that are the subject of the related Alternative Payment Mechanism (the “Preferred Cap”); and

(h) in the case of securities other than Qualifying Non-Cumulative Preferred Stock, include a Bankruptcy Claim Limitation Provision;

provided (and it being understood) that:

(A) the Corporation shall not be obligated to issue (or use commercially reasonable efforts to issue) APM Qualifying Securities for so long as a Market Disruption Event has occurred and is continuing;

(B) if, due to a Market Disruption Event or otherwise, the Corporation is able to raise and apply some, but not all, of the eligible proceeds necessary to pay all deferred Distributions on any Distribution Date, the Corporation will apply any available eligible proceeds to pay accrued and unpaid Distributions on the applicable Distribution Date in chronological order based on the date each payment was first deferred, subject to the Common Cap, Preferred Cap and Share Cap, as applicable; and

(C) if the Corporation has outstanding more than one class or series of securities under which it is obligated to sell a type of APM Qualifying Securities and apply some part of the proceeds to the payment of deferred Distributions, then on any date and for any period the amount of net proceeds received by the Corporation from those sales and available for payment of deferred Distributions on such securities shall be applied to such securities on a pro rata basis in proportion to the total amounts that are due on such securities, or on such other basis as an Applicable Governmental Authority may approve.

“APM Qualifying Securities” means, with respect to an Alternative Payment Mechanism, one or more of the following (as designated in the transaction documents for the Qualifying Capital Securities that include an Alternative Payment Mechanism, a Mandatory Trigger Provision or Debt Exchangeable for Preferred Equity):

(a)	Common Stock;

(b)	rights to purchase Common Stock;

(c)	Mandatorily Convertible Preferred Stock; or

(d)	Qualifying Non-Cumulative Preferred Stock,

in each case, issued by the Corporation;

provided that if the APM Qualifying Securities for any Alternative Payment Mechanism, Mandatory Trigger Provision or Debt Exchangeable for Preferred Equity include both Common Stock and rights to purchase Common Stock, such Alternative Payment Mechanism, Mandatory Trigger Provision or Debt Exchangeable for Preferred Equity may permit, but need not require, the Corporation to issue rights to purchase Common Stock, or Qualifying Non-Cumulative Preferred Stock; provided, further, that if such Alternative Payment Mechanism, Mandatory Trigger Provision or Debt Exchangeable for Preferred Equity includes all of the securities included in (a) through (d) above, it may allow for an amendment of the terms of such security to eliminate Common Stock, rights to purchase Common Stock and Mandatorily Convertible Preferred Stock as APM Qualifying Securities if the Corporation has been advised in writing by a nationally recognized independent accounting firm that there is more than an insubstantial risk that the failure to do so would result in a reduction in the Corporation’s earnings per share as calculated for financial reporting purposes.

“Applicable Governmental Authority” means the Federal Reserve Board, the Office of the Comptroller of the Currency, the Office of Thrift

Supervision or any state or other federal authority with regulatory oversight over the Corporation’s capitalization.

“Applicable Percentage” means the result, expressed as a percentage, of one divided by (a) 0.75 with respect to any redemption, purchase or payment on or prior to the date that is 50 years prior to the Final Maturity Date and (b) 0.50 with respect to any redemption, purchase or payment after the date that is 50 years prior to the Final Maturity Date and on or prior to the date that is 30 years prior to the Final Maturity Date and (c) 0.25 with respect to any redemption, purchase or payment after the date that is 30 years prior to the Final Maturity Date.

“Bankruptcy Claim Limitation Provision” means, with respect to any securities or combination of securities that have an Alternative Payment Mechanism or a Mandatory Trigger Provision (together in this definition, “such securities”), provisions that, upon any liquidation, dissolution, winding up or reorganization or in connection with any insolvency, receivership or proceeding under any bankruptcy law with respect to the issuer, limit the claim of the holders of such securities to Distributions that accumulate during (A) any deferral period, in the case of securities that have an Alternative Payment Mechanism or (B) any period in which the issuer fails to satisfy one or more financial tests set forth in the terms of such securities or related transaction agreements, in the case of securities having a Mandatory Trigger Provision, to:

(i) in the case of securities having an Alternative Payment Mechanism or Mandatory Trigger Provision with respect to which the APM Qualifying Securities do not include Qualifying Non-Cumulative Preferred Stock or Mandatorily Convertible Preferred Stock, 25% of the stated or principal amount of such securities then outstanding; and

(ii) in the case of any other securities, an amount not in excess of: (A) the amount of accumulated and unpaid Distributions (including compounded amounts) that relate to the earliest two years of the portion of the deferral period for which Distributions have not been paid or (B) the sum of (1) the amount of accumulated and unpaid Distributions (including compounded amounts) that relate to the earliest two years of the portion of the deferral period for which Distributions have not been paid and (2) an amount equal to the excess, if any, of the Preferred Cap over the aggregate amount of net proceeds from the sale of Qualifying Non-Cumulative Preferred Stock and unconverted Mandatorily Convertible Preferred Stock that the issuer has applied to pay such Distributions pursuant to the Alternative Payment Mechanism or the Mandatory Trigger Provision; provided that the holders of such securities are deemed to agree that, to the extent the remaining claim exceeds the amount set forth in subclause (1), the amount they receive shall not exceed the amount they would have received had such claim ranked pari passu with the interests of the holders, if any, of Qualifying Non-Cumulative Preferred Stock.

“Business Day” means each day other than (a) a Saturday or Sunday or (b) a day on which banking institutions in Wilmington, Delaware or The City of New York are authorized or required by law or executive order to remain closed or, on or after May 15, 2037, a day that is not a London business day. A “London business day” is any day on which dealings in deposits in U.S. dollars are transacted in the London interbank market.

“Commission” means the United States Securities and Exchange Commission.

“Common Stock” means any equity securities of the Corporation (including equity securities held as treasury shares) or rights to purchase equity securities that have no preference in payment or dividends or amounts payable upon the Corporation’s liquidation, dissolution or winding-up (including a security that tracks the performance of, or relates to the results of, a business, unit or division of the Corporation), and any equity securities that have no preference in payment or dividends or amounts payable upon the Corporation’s liquidation, dissolution or winding-up and are issued in exchange therefor in connection with a merger, consolidation, binding share exchange, business combination, recapitalization or other similar event.

“Corporation” has the meaning specified in the introduction to this instrument.

“Covered Debt” means (a) at the date of this Replacement Capital Covenant and continuing to but not including the first Redesignation Date, the Initial Covered Debt and (b) thereafter, commencing with each Redesignation Date and continuing to but not including the next succeeding Redesignation Date, the Eligible Debt identified pursuant to Section 3(b) as the Covered Debt for such period.

“Covered Debtholder” means each Person (whether a Holder or a beneficial owner holding through a participant in a clearing agency) that buys, holds or sells long-term indebtedness for money borrowed of the Corporation during the period that such long-term indebtedness for money borrowed is Covered Debt.

“Current Price” means, for the Common Stock on any date, the closing sale price per share (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on that date as reported in composite transactions by the New York Stock Exchange or, if such Common Stock is not then listed on the

New York Stock Exchange, as reported by the principal U.S. securities exchange on which such Common Stock is traded or quoted. If such Common Stock is not either listed or quoted on any U.S. securities exchange on the relevant date, the “current price” shall be the last quoted bid price per share for such Common Stock in the over-the-counter market on the relevant date as reported by the National Quotation Bureau or similar organization. If such Common Stock is not so quoted, the “current price” shall be the average of the mid-point of the last bid and ask prices per share for such Common Stock on the relevant date from each of at least three nationally recognized independent investment banking firms selected by the Corporation for this purpose. If such Common Stock is not so quoted, and if bid and ask prices for such Common Stock are not available, the “current price” shall be determined by the expert opinion of a nationally recognized independent investment banking firm selected by the Corporation’s Board of Directors for this purpose.

“Debt Exchangeable for Common Equity” means a security (or combination of securities) that:

(a) gives the holder a beneficial interest in (i) the Corporation’s debt securities that are not redeemable prior to settlement of the stock purchase contract referred to in subclause (ii) and (ii) a fractional interest in a stock purchase contract for a share of Common Stock that will be settled in three years or less, with the number of shares of Common Stock purchasable pursuant to such stock purchase contract to be within a range established at the time of issuance of such debt securities;

(b) provides that the investors directly or indirectly grant the Corporation a security interest in such debt securities and their proceeds (including any substitute collateral permitted under the transaction documents) to secure the investors’ direct or indirect obligation to purchase Common Stock pursuant to such stock purchase contracts;

(c) includes a remarketing feature pursuant to which the Corporation’s debt securities are remarketed to new investors commencing not later than the first Distribution Date that is at least one (1) month prior to the settlement date of the stock purchase contract; and

(d) provides for the proceeds raised in the remarketing to be used to purchase Common Stock under the stock purchase contracts and, if there has not been a successful remarketing by the settlement date of the stock purchase contract, provides that the stock purchase contracts will be settled by the Corporation acquiring the Corporation’s respective debt securities or other collateral directly or indirectly pledged by investors in the Debt Exchangeable for Common Equity in satisfaction of the investors’ obligations under the stock purchase contracts.

“Debt Exchangeable for Preferred Equity” means a security (or combination of securities, together in this definition “such securities”) that:

(a) gives the holder a beneficial interest in (i) subordinated debt securities of the Corporation that include a provision requiring the Corporation to issue (or use commercially reasonable efforts to issue) one or more types of APM Qualifying Securities raising aggregate proceeds at least equal to the deferred Distributions on such subordinated debt securities commencing not later than the second anniversary of the commencement of such deferral period and that are the most junior subordinated debt of the Corporation (or rank pari passu with the most junior subordinated debt of the Corporation) and (ii) a fractional interest in a stock purchase contract for Qualifying Non-Cumulative Preferred Stock;

(b) includes a remarketing feature pursuant to which the subordinated debt of the Corporation is remarketed to new investors commencing not later than the first Distribution Date that is at least five years after the date of issuance of the security or earlier in the event of an early settlement event based on (i) the dissolution of the issuer of such securities or (ii) one or more capital ratios or financial tests set forth in the terms of such securities or related transaction agreements;

(c) provides that the investors directly or indirectly grant the Corporation a security interest in such debt securities and their proceeds (including any substitute collateral permitted under the transaction documents) to secure the investors’ direct or indirect obligation to purchase Qualifying Non-Cumulative Preferred Stock pursuant to such stock purchase contracts;

(d) provides for the proceeds raised in the remarketing to be used to purchase Qualifying Non-Cumulative Preferred Stock;

(e) includes a replacement capital covenant substantially similar to this Replacement Capital Covenant, provided that such replacement capital covenant will apply to such security (or combination of securities) and to the Qualifying Non-Cumulative Preferred Stock and will not include Debt Exchangeable for Common Equity or Debt Exchangeable for Preferred Equity in the definition of Qualifying Capital Securities;

(f) after the issuance of such Qualifying Non-Cumulative Preferred Stock, provides the holder of the security with a beneficial interest in such Qualifying Non-Cumulative Preferred Stock; and

(g) includes a provision specifying that if the debt securities are not successfully remarketed by the sixth anniversary of the issue date of the securities, the Qualifying Non-Cumulative Preferred Stock will be acquired in exchange for the debt securities in satisfaction of the investors’ obligations under the stock purchase contracts.

“Distribution Date” means, as to any securities or combination of securities, the dates on which periodic Distributions on such securities are scheduled to be made.

“Distribution Period” means, as to any securities or combination of securities, each period from and including a Distribution Date for such securities to but excluding the next succeeding Distribution Date for such securities.

“Distributions” means, as to a security or combination of securities, dividends, interest payments or other income distributions to the holders thereof that are not Subsidiaries of the Corporation.

“Eligible Debt” means, at any time, Eligible Subordinated Debt or, if no Eligible Subordinated Debt is then outstanding, Eligible Senior Debt.

“Eligible Senior Debt” means, at any time in respect of any issuer, each series of outstanding unsecured long-term indebtedness for money borrowed of such issuer that (a) upon a bankruptcy, liquidation, dissolution or winding-up of the issuer, ranks most senior among the issuer’s then outstanding classes of indebtedness for money borrowed, (b) is then assigned a rating by at least one NRSRO (provided that this clause (b) shall apply on a Redesignation Date only if on such date the issuer has outstanding senior long-term indebtedness for money borrowed that satisfies the requirements of clauses (a), (c) and (d) that is then assigned a rating by at least one NRSRO), (c) has an outstanding principal amount of not less than $100,000,000, and (d) was issued through or with the assistance of a commercial or investment banking firm or firms acting as underwriters, initial purchasers or placement or distribution agents. For purposes of this definition as applied to securities with a CUSIP number, each issuance of long-term indebtedness for money borrowed that has (or, if such indebtedness is held by a trust or other intermediate entity established directly or indirectly by the issuer, the securities of such intermediate entity that have) a separate CUSIP number shall be deemed to be a series of the issuer’s long-term indebtedness for money borrowed that is separate from each other series of such indebtedness.

“Eligible Subordinated Debt” means, at any time in respect of any issuer, each series of the issuer’s then-outstanding unsecured long-term indebtedness for money borrowed that (a) upon a bankruptcy, liquidation, dissolution or winding-up of the issuer, ranks (i) subordinate to the issuer’s then outstanding series of indebtedness for money borrowed that ranks most senior and (ii) senior to the Notes, (b) is then assigned a rating by at least one NRSRO (provided that this clause (b) shall apply on a Redesignation Date only if on such date the issuer has outstanding subordinated long-term indebtedness for money borrowed that satisfies the requirements in clauses (a), (c) and (d) that is then assigned a rating by at least one NRSRO), (c) has an outstanding principal amount of not less than $100,000,000, and (d) was issued through or with the assistance of a commercial or investment banking firm or firms acting as underwriters, initial purchasers or placement or distribution agents. For purposes of this definition as applied to securities with a CUSIP number, each issuance of long-term indebtedness for money borrowed that has (or, if such indebtedness is held by a trust or other intermediate entity established directly or indirectly by the issuer, the securities of such intermediate entity that have) a separate CUSIP number shall be deemed to be a series of the issuer’s long-term indebtedness for money borrowed that is separate from each other series of such indebtedness.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Final Maturity Date” means May 15, 2067, subject to extension in accordance with the terms of the Indenture.

“Holder” means, as to the Covered Debt then in effect, each holder of such Covered Debt as reflected on the securities register maintained by or on behalf of the Corporation with respect to such Covered Debt and each beneficial owner holding such Covered Debt through a participant in a clearing agency.

“Indenture” means the Indenture, dated as of May 18, 2007, between the Corporation and Wilmington Trust Company, as Trustee, as supplemented by the Supplemental Indenture, relating to the Notes.

“Initial Covered Debt” means the Corporation’s 5.10% Senior Notes due 2015.

“Intent-Based Replacement Disclosure” means, as to any security or combination of securities, that the issuer has publicly stated its intention, either in the prospectus or other offering document under which such securities were initially offered for sale or in filings with the Commission made by the issuer under the Exchange Act prior to or contemporaneously with the issuance of such securities, that the issuer will (and will permit its subsidiaries to) redeem, purchase, pay or defease such securities only with the proceeds of replacement capital securities that have terms and provisions at the time of payment, redemption, purchase or defeasance that are as or more equity-like than the securities then being paid, redeemed, purchased or defeased, raised within the 180-day period prior to the applicable redemption, purchase, payment or defeasance date.

“Mandatorily Convertible Preferred Stock” means cumulative preferred stock with (a) no prepayment obligation on the part of the issuer thereof, whether at the election of the holders or otherwise, and (b) a requirement that the preferred stock convert into Common Stock within three years from the date of its issuance at a conversion ratio within a range established at the time of issuance of the preferred stock.

“Mandatory Trigger Provision” means as to any security or combination of securities (together in this definition, “such securities”), provisions in the terms thereof or of the related transaction agreements that:

(a) require, or at its option in the case of non-cumulative perpetual preferred stock permit, the issuer of such securities to make payment of Distributions on such securities only to the extent it receives sufficient net proceeds from the issuance and sale of APM Qualifying Securities, within two years of a failure by the Corporation to satisfy one or more financial tests set forth in the terms of such securities or related transaction agreements, in an amount such that the net proceeds of such sale are at least equal to the amount of unpaid Distributions on such securities (including without limitation all deferred and accumulated amounts) and in either case require the application of the net proceeds of such sale to pay such unpaid Distributions; provided that (A) if the Mandatory Trigger Provision does not require such issuance and sale within one year of such failure, the amount of Common Stock or rights to purchase Common Stock the net proceeds of which the issuer must apply to pay such Distributions pursuant to such provision may not exceed the Common Cap, and (B) the amount of Qualifying Non-Cumulative Preferred Stock and unconverted Mandatorily Convertible Preferred Stock the net proceeds of which the issuer may apply to pay such Distributions pursuant to such provision may not exceed the Preferred Cap;

(b) prohibit the issuer from purchasing or redeeming any APM Qualifying Securities or any of its securities ranking junior to or pari passu with any APM Qualifying Securities the proceeds of which were used to settle deferred Distributions during the relevant deferral period until at least six months after all deferred Distributions have been paid, or, if the provisions described in clause (a) do not require such issuance and sale of APM Qualifying Securities within one year of such failure, until at least one year after all deferred Distributions have been paid; and

(c) in the case of securities other than Qualifying Non-Cumulative Preferred Stock, include a Bankruptcy Claim Limitation Provision.

No remedy other than Permitted Remedies will arise by the terms of such securities or related transaction agreements in favor of the holders of such securities as a result of the issuer’s failure to pay Distributions because of the Mandatory Trigger Provision or as a result of the issuer’s exercise of its right under an Optional Deferral Provision or a Ten Year Optional Deferral Provision until Distributions have been deferred for one or more Distribution Periods that total together at least ten years.

“Market Disruption Events”, for purposes of sales of APM Qualifying Securities pursuant to the Alternative Payment Mechanism or a Mandatory Trigger Provision, means the occurrence or existence of any of the following events or sets of circumstances:

•

trading in securities generally (or shares of the Corporation’s securities specifically) on the New York Stock Exchange or any other national securities exchange or over-the-counter market on which APM Qualifying Securities are then listed or traded shall have been suspended or their settlement generally shall have been materially disrupted or minimum prices shall have been established on any such market or exchange by the Commission, by the relevant exchange or by any other regulatory body or governmental authority having jurisdiction such that trading in any of the APM Qualifying Securities shall have been materially disrupted or ceased;

•

the Corporation would be required to obtain the consent or approval of its shareholders or of a regulatory body (including, without limitation, any insurance regulator or securities exchange) or governmental authority (including, without limitation, any Applicable Governmental Authority) to issue or sell APM Qualifying Securities, and the Corporation fails to obtain such consent or approval notwithstanding its commercially reasonable efforts to such effect;

•

an event occurs and is continuing as a result of which the offering document for the offer and sale of APM Qualifying Securities would, in the Corporation’s reasonable judgment, contain an untrue statement of a material fact or omit to state a material fact required to be stated in such offering document or necessary to make the statements in such offering document not misleading and either (a) the disclosure of such event at the time the event occurs, in the Corporation’s reasonable judgment, would have a material adverse effect on its business or (b) the disclosure relates to a previously undisclosed proposed or pending material business transaction and it has a bona fide business reason for keeping the same confidential or the disclosure of which would impede its ability to consummate that transaction; provided that one or more events described under this bullet point shall not constitute a Market Disruption Event with respect to more than 90 days in any 180-day period;

•	the Corporation reasonably believes that the offering document for the offer and sale of APM Qualifying Securities would not be in compliance with a rule or regulation of the Commission (for reasons other than those referred to in the preceding bullet point) and the Corporation is unable to comply with such rule or regulation or such compliance is unduly burdensome; provided that no single suspension contemplated by this bullet point may exceed 90 days in any 180-day period.

•

there is a material adverse change in general domestic or international economic, political or financial conditions, including without limitation as a result of terrorist activities, or the effect of international conditions on the financial markets in the United States shall be such that trading in any of the APM Qualifying Securities shall have been materially disrupted or ceased;

•

a material disruption shall have occurred in commercial banking or securities settlement or clearance services in the United States such that market trading in any of the APM Qualifying Securities shall have been materially disrupted or ceased;

•

the United States shall have become engaged in hostilities, there shall have been an escalation in hostilities involving the United States, there shall have been a declaration of a national emergency or war by the United States or there shall have occurred any other national or international calamity or crisis such that market trading in any of the APM Qualifying Securities shall have been materially disrupted or ceased;

•

a banking moratorium shall have been declared by federal or state authorities of the United States such that market trading in any of the APM Qualifying Securities shall have been materially disrupted or ceased.

“Measurement Date” means (a) with respect to any payment, redemption or purchase of Notes on or prior to the Scheduled Redemption Date, the date that is 180 days and (b) with respect to any repayment, redemption or purchase of Notes after the Scheduled Redemption Date, the date that is 90 days, in each case prior to delivery of notice of such redemption or prior to the date of such payment or purchase.

“Measurement Period” means the period from a Measurement Date to the related notice date or payment or purchase date. Measurement Periods cannot run concurrently.

“NRSRO” means a nationally recognized statistical rating organization within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act.

“Notes” has the meaning specified in Recital A.

“Optional Deferral Provision” means, as to any securities, a provision in the terms thereof or of the related transaction agreements that contains the following: (a) the issuer of such securities may, in its sole discretion, defer in whole or in part payment of Distributions on such securities for one or more consecutive Distribution Periods of up to five years or, if a Market Disruption Event is continuing, ten years, without any remedy other than Permitted Remedies and (b) an Alternative Payment Mechanism.

“Permitted Remedies” means, with respect to any securities, one or more of the following remedies:

(a) rights in favor of the holders of such securities permitting such holders to elect one or more directors of the issuer (including any such rights required by the listing requirements of any stock or securities exchange on which such securities may be listed or traded), and

(b) complete or partial prohibitions preventing the issuer from paying (and from permitting any of its subsidiaries to pay) Distributions on or repurchasing common stock or other securities that rank pari passu with or junior as to Distributions to such securities for so long as Distributions on such securities, including unpaid Distributions, remain unpaid.

“Person” means any individual, corporation, partnership, joint venture, trust, limited liability company or corporation, unincorporated organization or government or any agency or political subdivision thereof.

“Prospectus Supplement” has the meaning specified in Recital C.

“Qualifying Capital Securities” means securities (other than Common Stock, rights to purchase Common Stock and securities convertible into Common Stock, such as Mandatorily Convertible Preferred Stock and Debt Exchangeable for Common Equity) that, in the determination of the Corporation’s Board of Directors, reasonably construing the definitions and other terms of this Replacement Capital Covenant, meet one of the following criteria:

(i) in connection with any redemption, repayment or purchase of Notes on or prior to the date that is 50 years prior to the Final Maturity Date:

(A) securities issued by the Corporation or its Subsidiaries that (1) rank pari passu with or junior to the Notes upon the liquidation, dissolution or winding-up of the Corporation, (2) have no maturity or a maturity of at least 60 years and (3)(a) are subject to a replacement capital covenant substantially similar to this Replacement Capital Covenant and have an Optional Deferral Provision or (b) have a Mandatory Trigger Provision, a Ten-Year Optional Deferral Provision and are subject to Intent-Based Replacement Disclosure;

(B) securities issued by the Corporation or its Subsidiaries that (1) rank pari passu with or junior to other preferred stock of the issuer, (2) have no maturity or a maturity of at least 40 years, (3) are subject to a replacement capital covenant substantially similar to this Replacement Capital Covenant and (4) have a Mandatory Trigger Provision and a Ten-Year Optional Deferral Provision; or

(C) Qualifying Non-Cumulative Preferred Stock; or

(ii) in connection with any repayment, redemption or purchase of Notes after the date that is 50 years prior to the Final Maturity Date and on or prior to the date that is 30 years prior to the Final Maturity Date:

(A) all securities described under clause (i) of this definition;

(B) securities issued by the Corporation or its Subsidiaries that (1) rank pari passu with or junior to the Notes upon a liquidation, dissolution or winding-up of the Corporation, (2) have a Ten-Year Optional Deferral Provision, (3) have no maturity or a maturity of at least 60 years and (4) are subject to a replacement capital covenant substantially similar to this Replacement Capital Covenant;

(C) securities issued by the Corporation or its Subsidiaries that (1) rank pari passu with or junior to the Notes upon a liquidation, dissolution or winding-up of the Corporation, (2) have an Optional Deferral Provision and (3) have no maturity or a maturity of at least 60 years and are subject to Intent-Based Replacement Disclosure;

(D) securities issued by the Corporation or its Subsidiaries that (1) rank pari passu with or junior to the Notes upon a liquidation, dissolution or winding-up of the Corporation, (2) have no maturity or a maturity of at least 40 years and (3)(a) have an Optional Deferral Provision and are subject to a replacement capital covenant substantially similar to this Replacement Capital Covenant or (b) have a Mandatory Trigger

Provision, a Ten-Year Optional Deferral Provision and are subject to Intent-Based Replacement Disclosure;

(E) securities issued by the Corporation or its Subsidiaries that (1) would rank junior to all of the senior and subordinated debt of the Corporation other than the Notes, (2) have a Mandatory Trigger Provision and a Ten-Year Optional Deferral Provision and (3) have no maturity or a maturity of at least 60 years and are subject to Intent-Based Replacement Disclosure;

(F) cumulative preferred stock issued by the Corporation or its Subsidiaries that (1) has no prepayment obligation on the part of the issuer thereof, whether at the election of the holders or otherwise, and (2)(a) has no maturity or a maturity of at least 60 years and (b) is subject to a replacement capital covenant substantially similar to this Replacement Capital Covenant; or

(G) other securities issued by the Corporation or its Subsidiaries that (1) rank upon a liquidation, dissolution or winding-up of the Corporation either (a) pari passu with or junior to the Notes or (b) pari passu with the claims of the Corporation’s trade creditors and junior to all of the Corporation’s long-term indebtedness for money borrowed (other than the Corporation’s long-term indebtedness for money borrowed from time to time outstanding that by its terms ranks pari passu with such securities on a liquidation, dissolution or winding-up of the Corporation), and (2) either (a) have no maturity or a maturity of at least 40 years, are subject to Intent-Based Replacement Disclosure and have a Mandatory Trigger Provision and a Ten-Year Optional Deferral Provision or (b) have no maturity or a maturity of at least 25 years, are subject to a replacement capital covenant substantially similar to this Replacement Capital Covenant and have a Mandatory Trigger Provision and a Ten-Year Optional Deferral Provision; or

(iii) in connection with any repayment, redemption or purchase of Notes after the date that is 30 years prior to the Final Maturity Date:

(A) all securities described under clauses (i) or (ii) of this definition;

(B) preferred stock issued by the Corporation that (1) has no maturity or a maturity of at least 60 years and is subject to

Intent-Based Replacement Disclosure and (2) has an Optional Deferral Provision or a Ten-Year Optional Deferral Provision;

(C) securities issued by the Corporation or its Subsidiaries that (1) rank pari passu with or junior to the Notes upon a liquidation, dissolution or winding-up of the Corporation, (2) either (a) have no maturity or a maturity of at least 60 years and are subject to Intent-Based Replacement Disclosure or (b) have no maturity or a maturity of at least 30 years and are subject to a replacement capital covenant substantially similar to this Replacement Capital Covenant and (3) have an Optional Deferral Provision or a Ten-Year Optional Deferral Provision;

(D) securities issued by the Corporation or its Subsidiaries that (1) would rank junior to all of the senior and subordinated debt of the Corporation other than the Notes, (2) have a Mandatory Trigger Provision and a Ten-Year Optional Deferral Provision and (3) have no maturity or a maturity of at least 30 years and are subject to Intent-Based Replacement Disclosure; or

(E) cumulative preferred stock issued by the Corporation or its Subsidiaries that either (1) has no maturity or a maturity of at least 60 years and is subject to Intent-Based Replacement Disclosure or (2) has a maturity of at least 40 years and is subject to a replacement capital covenant substantially similar to this Replacement Capital Covenant.

“Qualifying Non-Cumulative Preferred Stock” means non-cumulative perpetual preferred stock of the Corporation or its Subsidiaries that ranks pari passu with or junior to other preferred stock of the issuer, and is either (a) subject to a replacement capital covenant substantially similar to this Replacement Capital Covenant or (b) has a Mandatory Trigger Provision and is subject to Intent-Based Replacement Disclosure and contains no remedies other than Permitted Remedies.

“Redesignation Date” means, as to the Covered Debt in effect at any time, the earliest of (a) the date that is two years prior to the final maturity date of such Covered Debt, (b) if the Corporation elects to redeem, or the Corporation or a Subsidiary of the Corporation elects to pay or purchase, such Covered Debt either in whole or in part with the consequence that after giving effect to such redemption, payment or purchase the outstanding principal amount of such Covered Debt is less than $100,000,000, the applicable redemption, payment or purchase date and (c) if such Covered Debt is not Eligible Subordinated Debt, the date on which the Corporation issues long-term indebtedness for money borrowed that is Eligible Subordinated Debt.

“Replacement Capital Covenant” has the meaning specified in the introduction to this instrument.

“Replacement Capital Securities” means,

(i) Common Stock and rights to purchase Common Stock (including Common Stock and rights to purchase Common Stock issued pursuant to the Corporation’s dividend reinvestment plan, direct stock purchase plan or employee benefit plans);

(ii) Mandatorily Convertible Preferred Stock;

(iii) Debt Exchangeable for Common Equity;

(iv) Debt Exchangeable for Preferred Equity; and

(v) Qualifying Capital Securities.

“Scheduled Redemption Date” means, May 15, 2037, subject to extension in accordance with the terms of the Indenture.

“Subsidiary” means, with respect to any Person, at any time, any corporation, limited liability company, partnership or other entity, the shares of stock or other ownership interests of which having ordinary voting power to elect a majority of the board of directors or other managers of such corporation, limited liability company, partnership or other entity are at the time owned, or the management or policies of which are otherwise at the time controlled, directly or indirectly through one or more intermediaries (including other Subsidiaries) or both, by such Person.

“Supplemental Indenture” means, the Supplemental Indenture, dated as of May 18, 2007, between the Corporation and Wilmington Trust Company, as Trustee, relating to the Notes.

“Ten-Year Optional Deferral Provision” means, as to any securities, a provision in the terms thereof or of the related transaction agreements to the effect that the issuer of such securities thereof may, in its sole discretion, defer in whole or in part payment of Distributions on such securities for one or more consecutive Distribution Periods of up to ten years without any remedy other than Permitted Remedies.

“Termination Date” has the meaning specified in Section 4(a).

“Trust” means a trust, the common securities of which are held directly or indirectly by the Corporation.